Exhibit 10.4.13

Description of 2010 Palo Verde Specific Compensation Opportunity for Randall K. Edington

Consistent with the offer letter between the Company and Mr. Edington, dated December 20, 2006, the Company adopted the 2010 Palo Verde Specific Compensation Opportunity. Mr. Edington has the opportunity to receive up to $125,000 upon the achievement of specified Palo Verde Nuclear Generating Station operational and performance metrics.